EXHIBIT 5

                   [LETTERHEAD OF PIPER & MARBURY L.L.P.]



                                         April 7, 1999





Commercial Assets, Inc.
3410 South Galena, Suite 310
Denver, Colorado  80237


Ladies and Gentlemen:

        We have acted as Maryland counsel to Commercial Assets, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-8 of the Company (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), of up to 3,000,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company to be issued pursuant to the Commercial Assets, Inc. 1998 Stock Incentive Plan (the "Plan").

        In our capacity as Maryland counsel to the Company, we have examined the Registration Statement, the Charter and By-Laws of the Company as in effect on the date hereof, the Plan, minutes of the proceedings of the Company's Board of Directors authorizing the issuance of the Shares (the "Board Resolutions"), an Officer's Certificate of the Company dated the date hereof (the "Certificate"), and such other documents as we have considered necessary. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. As to factual matters we have relied on the Certificate.

        Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and so advise you that the Shares are duly authorized and, upon the issuance and delivery of the Shares in accordance with the Board Resolutions and the terms set forth in the Plan, and will be validly issued, fully paid, and non-assessable.

        This opinion is solely for the use of the Company in connection with the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. We express no opinion as to the laws of any jurisdiction other than the State of Maryland. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.



                                            Very truly yours,
                                            /s/ Piper : Marbury L.L.P.